Exhibit 10.13

Summary Description of
Named Executive Officer Compensation

On February 14, 2009, TETRA Technologies, Inc. (the Company), with the approval of its Board of Directors and as part of the Company’s efforts to reduce costs and expenses, approved a general wage and salary reduction of 5% to 20% of base annual compensation rates. As part of this general wage and salary reduction, the Management and Compensation Committee of the Board (the Committee) also approved salary reductions for the Company’s current officers who were identified as named executive officers in the Company’s 2008 proxy statement.

On November 23, 2009, the Board of Directors, upon the recommendation of the Committee, approved the reinstatement of the previous wage and salary reduction for the Company’s current officers who were identified as named executive officers in the Company’s 2009 proxy statement, and for other employees. In addition, the Company approved the resumption of its matching contributions to participants under the Company’s 401(k) Plan. The reinstatement of wages and salaries and the matching contributions under the 401(k) Plan became effective as of January 2, 2010. Effective January 2, 2010, the salaries for the Company’s current officers who were identified as named executive officers in the Company’s 2009 proxy statement are as follows:

Named Executive Officer	Title	Reinstated Salary
Stuart M. Brightman	President and Chief Executive Officer	$500,000
Joseph M. Abell	Senior Vice President and Chief Financial Officer	$285,000
Philip N. Longorio	Senior Vice President	$325,000
Raymond D. Symens	Senior Vice President	$325,000

In connection with the February 2009 salary reductions, the Company adopted a claw-back program which was designed to give the Company’s employees as of December 31, 2009, an opportunity to be reimbursed by the Company for between 30% and 100% of the amount their wages and salaries were reduced, depending on the level of the Company’s long-term debt as of December 31, 2009 and, in certain circumstances, the amount of per share earnings reported for 2009. The interpretation and implementation of the claw-back program was solely within the Board of Director’s discretion. On February 17, 2010, the Board of Directors approved a 50% reimbursement pursuant to the terms of the claw-back program. Following the Board of Directors approval, the reimbursements paid to the Company’s current officers who were identified as named executive officers in the Company’s 2009 proxy statement were as follows:

Named Executive Officer	Claw-back Earned
Stuart M. Brightman	$39,296
Joseph M. Abell	$18,909
Philip N. Longorio	$21,563
Raymond D. Symens	$21,563

Each of the named executive officers has entered into an employment agreement in a form substantially identical to the form of agreement executed by all of TETRA’s employees. Each agreement evidences the at-will nature of employment and does not set forth or guarantee the term of employment, salary, or other incentives, all of which are entirely at the discretion of the Board of Directors. Each named executive officer is eligible to participate in TETRA’s incentive programs generally available to its salaried employees, including health, life, disability and other insurance and benefits, 401(k) Plan, Nonqualified Deferred Compensation Plan, and vacation, paid sick leave, and other employee benefits.